Exhibit 10.4

FUNDING AGREEMENT

This Funding Agreement (this “Agreement”) is made effective as of August 17, 2026 between Tang Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Tang Capital Acquisition Holdings, LLC, a Cayman Islands limited liability company (the “Sponsor”), in connection with the Company’s proposed initial public offering (the “IPO”), upon the closing of which (the “IPO Closing”) 100% of the gross proceeds of the IPO will be deposited into a trust account (the “Trust Account”) under a trust agreement between the Company and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”), permitting withdrawals of interest and other income earned on the Trust Account to pay Company expenses (amounts actually released to the Company thereunder, “Permitted Interest Withdrawals”). The parties agree as follows:

1. Advances. The Sponsor shall pay on the Company’s behalf, as and when due: (a) the reasonable and documented fees, costs and expenses of the Company’s formation and the IPO, including legal, accounting, printing, filing, trustee, transfer agent and insurance costs and the underwriting commissions payable at the IPO Closing; and (b) following the IPO Closing, the Company’s expenses prior to its initial business combination (all such payments, “Advances”).

2. Reimbursement. Prior to the initial business combination, the Company shall reimburse Advances, in the order incurred and against reasonable documentation, promptly following its receipt of Permitted Interest Withdrawals — and solely from Permitted Interest Withdrawals, with no claim against any other assets of the Company. If the Company does not consummate an initial business combination and Permitted Interest Withdrawals received through the commencement of its winding up are insufficient to reimburse all Advances, the Sponsor bears the difference: the Sponsor irrevocably waives reimbursement of, and any other claim in respect of, the shortfall. For the avoidance of doubt, the $25,000 paid by the Sponsor to cover certain of the Company’s formation and offering costs in exchange for the 1,000 ordinary shares issued to the Sponsor pursuant to the Securities Subscription Agreement, dated August 17, 2026, between the parties constituted the consideration for such shares, is not an Advance.

3. Surplus Interest for Public Shareholders. Any interest and other income earned on the funds held in the Trust Account that is not applied, through Permitted Interest Withdrawals, to the payment of Company expenses or the reimbursement of Advances (such remaining amounts, “Surplus Interest”) shall be for the benefit of the holders of the ordinary shares sold in the IPO and will be included in the redemption price of such shares as described in the Registration Statement on Form S-1 relating to the IPO, such that the redemption price will equal $25.00 per share plus such shares’ pro rata portion of Surplus Interest and, if there is no Surplus Interest, will equal $25.00 per share.

4. Not a Loan; No Compensation. Advances bear no interest, and no fee, premium or other compensation of any kind is payable to the Sponsor hereunder. Advances are not a loan, and nothing in this Agreement is convertible into, exercisable or exchangeable for, or entitles the Sponsor to receive, any securities of the Company.

5. Trust Account Waiver. The Sponsor irrevocably waives any right, title, interest or claim of any kind in or to any monies held in the Trust Account in respect of this Agreement or the Advances and will not seek recourse against the Trust Account for any reason in respect thereof (Permitted Interest Withdrawals actually released to the Company excepted). The Trustee may rely on this Section 5.

6. Audit Committee Review. Following the IPO Closing, all payments to the Sponsor hereunder are subject to quarterly review by the audit committee of the Company’s board of directors.

7. General. This Agreement is the entire agreement of the parties regarding its subject matter and supersedes any inconsistent statement in any invoice or other document; it may be amended or waived only in a writing signed by both parties and may not be assigned without the other party’s written consent. This Agreement is governed by the laws of the State of New York, may be executed in counterparts (including electronically), and terminates upon the earliest of reimbursement or waiver in full of all Advances, completion of the Company’s winding up, and written agreement of the parties; if the IPO Closing has not occurred by August 30, 2027, either party may terminate on written notice, and the Company shall then reimburse outstanding Advances solely from funds, if any, legally available for that purpose. The waiver in Section 2 and Sections 3, 4 and 5 survive termination.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TANG CAPITAL ACQUISITION CORP.		TANG CAPITAL ACQUISITION HOLDINGS, LLC

By:	/s/ Michael Hearne	By:	/s/ Kevin Tang
Name:	Michael Hearne	Name:	Kevin Tang
Title:	Chief Financial Officer	Title:	Managing Member